Filed pursuant to Rule 433

Registration Nos.: 333-179309, 333-179309-01, 333-179309-02 and 333-179309-03

Free Writing Prospectus, dated July 13, 2015

American Express Credit Account Master Trust

Issuing Entity

SERIES 2015-1

$500,000,000* Class A Floating Rate Asset Backed Certificates

$15,715,000* Class B Floating Rate Asset Backed Certificates

American Express Receivables Financing Corporation II

American Express Receivables Financing Corporation III LLC

American Express Receivables Financing Corporation IV LLC

Depositors and Transferors

American Express Travel Related Services Company, Inc.

Servicer

American Express Centurion Bank

American Express Bank, FSB

Sponsors

The depositors and transferors have prepared a preliminary prospectus supplement dated July 13, 2015 and prospectus dated July 13, 2015 which describe the certificates to be issued by the issuing entity. You should review the preliminary prospectus supplement and the prospectus in their entirety before deciding to purchase any of the certificates.

*	Subject to increase or decrease as further described in the preliminary prospectus supplement.

Ratings

The depositors and transferors expect that the certificates issued by the issuing entity will receive the indicated ratings from the nationally recognized statistical rating organizations, or “rating agencies,” listed below.

	Fitch Ratings, Inc.	Moody’s Investors Service, Inc.
Class A certificates	AAA sf	Aaa (sf)
Class B certificates	A+ sf	Aa2 (sf)

It is a condition to the issuance of the certificates that each class of certificates receive the ratings listed above, except that the minimum required ratings of the Class B certificates by Fitch Ratings, Inc. and Moody’s Investor Service, Inc. are A sf and A2(sf), respectively.

Underwriters of the Class A certificates

Barclays	MUFG	Wells Fargo Securities

HSBC
Lloyds Securities
Mischler Financial Group, Inc.
TD Securities
The Williams Capital Group, L.P.

Underwriters of the Class B certificates**

Barclays	MUFG	Wells Fargo Securities

The depositors and transferors have filed a registration statement (including a prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) (SEC File No. 333-179309) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositors and the transferors, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling 1-888-603-5847 or by emailing abssyndicateteam@barclays.com.

**	All or a portion of the Class B certificates may be purchased directly by an affiliate of the transferors. There will be no underwriting arrangement for any Class B certificates purchased directly by that affiliate.